EXHIBIT 99.1

FOR IMMEDIATE RELEASE

July 7, 2020

Owens & Minor, Inc. Announces Final Results of Cash Tender Offers and Consent Solicitation for Senior Notes

Richmond, VA—(Business Wire)—Owens & Minor, Inc. (NYSE: OMI) (the “Company”) today announced the final results and expiration of its previously announced offers to purchase for cash (collectively, the “Tender Offers” and each a “Tender Offer”) up to a maximum aggregate purchase price (subject to the sub-cap and Acceptance Priority Levels as set forth in the table below), excluding accrued interest, equal to $240 million of the Company’s 3.875% senior notes due 2021 (the “2021 Notes”) and 4.375% senior notes due 2024 (the “2024 Notes” and, together with the 2021 Notes, the “Notes”) and related consent solicitation (the “Consent Solicitation”), upon the terms and conditions described in the Company’s Offer to Purchase and Consent Solicitation Statement dated June 5, 2020 (the “Offer to Purchase”).

According to information received from D.F. King & Co., Inc., the Tender Agent and Information Agent for the Tender Offers and Consent Solicitation, as of 5:00 p.m., New York City time, on June 18, 2020 (that date and time, the “Early Tender Time”) and as of 11:59 p.m., New York City time, on July 2, 2020 (that date and time, the “Expiration Date”), the Company had received valid tenders from holders of the Notes as outlined in the table below.

Series of Notes	CUSIP / ISIN Number	Aggregate Principal Amount Outstanding ($)	Sub-Cap ($)	Acceptance Priority Level	Principal Amount Tendered as of the Early Tender Time ($)	Total Consideration per $1,000 Principal Amount of Notes ($)(1)(2)	Total Consideration	Principal Amount Tendered after the Early Tender Time and prior to the Expiration Date and Accepted for Purchase
3.875% Senior Notes due 2021	690732AD4 / US690732AD40	$233,089,000	N/A	1	$54,146,000	$1,000.00	950.00	$113,000
4.375% Senior Notes due 2024	690732AE2 / US690732AE23	$275,000,000	29,020,000	2	$29,020,000	$900.00	850.00	$0.00

(1)	Does not include accrued interest, which will also be payable as provided herein.
(2)	Included the early tender premium.

Subject to the satisfaction or waiver of all conditions to the Tender Offers described in the Offer to Purchase, the Company intends to accept for purchase all 2021 Notes tendered after the Early Tender Time but before the Expiration Date (such an amount, the “Final Tender Amount”).

On the “Final Settlement Date,” which is currently expected to occur on the date hereof, the Company will purchase the Final Tender Amount. Any tendered Notes that are not accepted for purchase will be returned or credited without expense to the holder’s account.

The Company intends to fund the Tender Offers with cash on hand, the proceeds of the sale of the Company’s Movianto business and/or use of funds from its accounts receivable securitization program. Citigroup Global Markets Inc. acted as the Dealer Manager for the Tender Offers and Solicitation Agent in the Consent Solicitation. D.F. King & Co., Inc. served as the Tender Agent and Information Agent for the Tender Offers and Consent Solicitation. Persons with questions regarding the Tender Offers and Consent Solicitation should contact Citigroup Global Markets Inc. at (toll free) (800) 558-3745 or (collect) (212) 723-6106. Requests for the Offer to Purchase should be directed to D.F. King & Co., Inc. at (toll free) (866) 796-6898 or by email to omi@dfking.com.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers and Consent Solicitation were made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. In any jurisdiction in which the Tender Offers were required to be made by a licensed broker or dealer, the Tender Offers were deemed to be made on behalf of the Company by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Owens & Minor, Inc.

Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With approximately 15,400 dedicated teammates serving healthcare industry customers in 70 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor was founded in 1882 in Richmond, Virginia, where it remains headquartered today. The company has distribution, production, customer service and sales facilities located across the Asia Pacific region, Europe, Latin America, and North America.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, all forward-looking statements involve risks and uncertainties and, as a result, actual results could differ materially from those projected, anticipated or implied by these statements. Such forward-looking statements involve known and unknown risks, including, but not limited to: our ability to consummate each Tender Offer and the Consent Solicitation and other conditions. Unless legally required, Owens & Minor, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Chuck Graves, Director, Finance & Investor Relations, chuck.graves@owens-minor.com, 804-723-7556

SOURCE: Owens & Minor

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